Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “GAXOS.AI INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF MARCH, A.D. 2024, AT 10:19 O’CLOCK A.M.

6707337 8100	Authentication: 202966529
SR# 20240914047	Date: 03-07-24
You may verify this certificate online at corp.delaware.gov/authver.shtml

THIRD AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF GAXOS.AI INC.

Gaxos.ai Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation is hereby amended by inserting the following language as Section 4.1(d) to Article FOURTH:

“4.1(d) Reverse Stock Split. “Effective as of March 7, 2024 at 4:01 p.m. Eastern Time (the “Effective Time”), (i) each twelve (12) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) and shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of Common Stock, par value of  $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock or New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.”

SECOND: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Third Amendment to the Certificate of Incorporation to be duly adopted and executed this 6th day of March, 2024.

GAXOS.AI INC.

By:	/s/ Vadim Mats
Name:	Vadim Mats
Title:	Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 10:19 AM 03/07/2024 FILED 10:19 AM 03/07/2024 SR 20240914047 - File Number 6707337